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                                  EXHIBIT 23.1
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                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Moovies, Inc.

We consent to incorporation by reference in the Registration Statement on Form S-8 of Moovies, Inc. of our report dated February 24, 1997, relating to the consolidated balance sheets of Moovies, Inc. as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity and partners' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Moovies, Inc.



Greenville, South Carolina                            /s/ KPMG Peat Marwick LLP
March 28, 1997                                        KPMG Peat Marwick LLP